Exhibit 99.2

Second Exclusivity Agreement, dated August 9, 2004

SECOND EXCLUSIVITY AGREEMENT

This SECOND EXCLUSIVITY AGREEMENT (this “Agreement”), is entered into, as of August 9, 2004, between Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the “Company”), and DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (“DLJMB”).

WHEREAS, on January 21, 2004, the parties entered into an Exclusivity Agreement (the “First Exclusivity Agreement”) setting forth certain matters related to a possible transaction between the Company and DLJMB pursuant to which DLJMB would make a substantial equity investment in the Company in connection with a restructuring of the debt securities of the Company’s subsidiaries (the “Transaction”);

WHEREAS, on February 12, 2004, DLJMB and the Company and certain of the Company’s subsidiaries also entered into Letter Agreements (the “Letter Agreements”) setting forth certain matters related to the Transaction and the negotiation thereof (including an amendment of the First Exclusivity Agreement), which agreements remain in full force and effect;

WHEREAS, the parties have engaged in preliminary, non-binding discussions regarding the terms of the Transaction consistent with those terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”);

WHEREAS, as a condition to continuing to pursue the Transaction, DLJMB has requested (i) that the Company enter into this Agreement and (ii) that the Company and certain of the Company’s subsidiaries agree, simultaneously herewith, to amend the Letter Agreements (the “Letter Agreement Amendments”) in respect of certain obligations related to the Transaction Fee (as defined in the Letter Agreements, as amended) and the payment of Transaction Expenses (as defined in the Letter Agreements, as amended), and the Company, and certain of the Company’s subsidiaries, are willing to do so.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

1.             Exclusivity.  The Company agrees that it shall not, and shall not permit any of its respective subsidiaries or affiliates, and will cause all of their respective officers, directors, employees, agents and representatives (including Donald J. Trump) not to, at any time during the period commencing on the date hereof and ending on the earlier to occur of December 31, 2004 or the filing of a chapter 11 case by the Company (the “Exclusivity Period”), directly or indirectly, (a) solicit, initiate or encourage submission of further proposals or offers from any person, other than DLJMB, relating to any acquisition or purchase of all or a significant portion of the assets of, including any river boat or other gaming facility or any contract to manage any gaming facility, or any equity interest in, the Company, any of its subsidiaries or affiliates controlled by the Company or any business combination involving the Company or any of its subsidiaries or affiliates controlled by the Company, or the declaration or payment of any dividend or any change in the public debt or capital structure of the Company or any of its subsidiaries or affiliates controlled by the Company, (b) further participate in any negotiations regarding, or furnish to any other person any additional non-public information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person other than DLJMB to do or seek any of the foregoing; provided, however, that, clause (b) hereof notwithstanding, the Company may furnish or cause to be furnished non-public information concerning it or its subsidiaries, to a party that (i) has, without the Company’s solicitation, initiation or encouragement, sought such information and that the Company’s Board of Directors believes in good faith has expressed a legitimate interest in, and has the financial wherewithal to, consummate a transaction or transactions (A) of the kind described in clause (a) above in respect of the entire Company and its subsidiaries, taken as a whole, and (B) that, in the Board’s judgment, is or are likely, if consummated, to be more favorable to the Company and its subsidiaries and the other parties to whom the Company owes fiduciary duties than what is proposed in the Transaction with DLJMB and (ii) prior to the Company furnishing or causing to be furnished such non-public information, entered into a confidentiality agreement with the Company (a) on terms no less restrictive with respect to such party than the terms of the Confidentiality Agreement (as defined below) and (b) that does not prohibit the Company from promptly disclosing to DLJMB the information contained in clause (x) of the next sentence hereof in accordance therewith.  During the Exclusivity Period, (x) the Company shall promptly advise DLJMB if any such proposal or offer or indication of interest, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform DLJMB of all the terms and conditions thereof, and shall furnish to DLJMB copies of any such written proposal or offer or indication of interest and the contents of any communications in response thereto and any information provided to the applicable party (it being understood that the Company shall not be required to take any action pursuant to this clause (x) that would violate any pre-existing confidentiality obligation enforceable against the Company), and (y) the Company shall not waive any provisions of any “standstill” agreements between the Company and any party.  During the Exclusivity Period, the Company shall not, and shall cause its subsidiaries and affiliates not to, without the consent of DLJMB, enter into, or commit to enter into, any material transaction outside the ordinary course of business or any transactions of the type described in Paragraph 1(a).  In addition, the Company agrees that it will, and shall cause its subsidiaries and affiliates to, immediately cease, from the date hereof through the end of the Exclusivity Period, any existing discussions or negotiations with any party other than DLJMB or its affiliates that relate to, or may reasonably be expected to lead to, any transaction outside of the ordinary course of business, consistent with its past practices, or any transaction of the type described in Paragraph 1(a). The Company shall have the right to terminate the Exclusivity Period upon five (5) days prior written notice to DLJMB if DLJMB terminates discussions regarding the potential Transaction or ceases to actively pursue the Transaction prior to the expiration of the Exclusivity Period. If DLJMB notifies the Company that DLJMB is terminating discussions regarding the potential Transaction, then the Company shall have the right to immediately terminate the Exclusivity Period.

2.                                       Access.  Upon reasonable advance notice to the Company, the Company shall allow DLJMB and its representatives full and complete access to the assets and the books, records and documents of the Company and its subsidiaries and affiliates during normal business hours or such other hours as the Company and DLJMB shall agree and subject to the reasonable rules of the Company, and the Company shall make available (subject to the same conditions) the officers, employees, attorneys, independent accountants and other agents of the Company and its subsidiaries and affiliates to discuss the business, condition (financial or otherwise) or prospects of the Company in furtherance of the Transaction.   Such access and information shall be subject to the terms of the confidentiality agreement between the Company and DLJMB dated as of September 29, 2003 (the “Confidentiality Agreement”).

3.                                       Publicity.  This Agreement is intended to be confidential and its existence shall not be disclosed by DLJMB or the Company to any person unless required by law or the rules or regulations of the New York Stock Exchange or unless requested by any regulatory agency, including, but not limited to, any gaming authority or agency; provided, however, that the foregoing shall not prohibit a party from making any such disclosure to any of the following (“Permitted Recipients”): (i) officers and directors of such party or any subsidiary, (ii) agents and advisors of such party or its subsidiaries (including legal, tax and financial advisors), (iii) applicable gaming authorities in connection with requesting approval for the proposed Transaction, and (iv) any other person with the prior consent of the other parties.  In the event the Company determines that any public announcement of this Agreement is required, the Company shall consult with DLJMB on the applicability of such requirement, and afford DLJMB the opportunity to review and comment on such public announcement, prior to its release.  In any event, if any party discloses, without the prior written consent of the other parties, the fact that discussions concerning a Transaction between the parties are taking place or the status or terms of any possible Transaction to any person other than a Permitted Recipient, then DLJMB (in the case of a disclosure by the Company or any of its Permitted Recipients described in clause (i) or (ii) of the definition thereof) or (ii) the Company (in the case of a disclosure by DLJMB or any of its Permitted Recipients described in clause (i) or (ii) of the definition thereof) may terminate discussions concerning the Transaction and the Exclusivity Period.

4.             No Agreement Regarding the Transaction.  This Exclusivity Agreement, including the Term Sheet, does not reflect all matters upon which agreement must be reached in order for the Transaction to be consummated, does not constitute a legally binding or enforceable agreement on the part of DLJMB or the Company with respect to a Transaction and does not obligate the parties to execute or consummate any definitive agreement with respect to the Transaction.  Each party acknowledges and agrees that this Agreement expresses the parties’ interests in continuing discussions regarding the Transaction and is not intended to, and does not, create any legally binding obligation on any party to consummate the Transaction. Such an obligation will arise only upon the negotiation, execution and delivery of final definitive agreements relating to the Transaction in form and substance satisfactory to the parties and their respective counsel. Neither the discussions or negotiations between the parties hereto nor this Agreement is intended to, and they do not, create any fiduciary or other special duties or obligations between the parties hereto other than those specifically set forth herein, including any implied covenant of good faith or fair dealing.

5.                                       Restructuring Support.  Notwithstanding anything to the contrary set forth in paragraph 4 above, if the parties hereto enter into definitive documents regarding a financial restructuring or recapitalization of the Company and/or any of its subsidiaries (a “Restructuring”), (i) the terms of any Restructuring, as set forth in such investment agreement, will be materially consistent with the terms set forth in the Term Sheet, including the treatment of Noteholders (as defined in the Term Sheet) set forth in Appendix A and B of the Term Sheet (subject to any modifications mutually agreed upon by the Noteholders, the Company and DLJMB), (ii) subject to receipt of court approved disclosure documents, DLJMB (and its affiliates) agrees to vote in its capacity as a holder of TCH Notes (as defined in the Term Sheet) for any plan of reorganization proposed by the Company which is materially consistent with the terms set forth in the Term Sheet, and (iii) DLJMB agrees that it shall support the commencement of the chapter 11 case by the debtors, confirmation by the bankruptcy court of the chapter 11 plan, approval by the bankruptcy court of the disclosure statement, and approval by the bankruptcy court of the investment agreement, in each case on terms and conditions similar to those set forth in the Restructuring Support Agreement, dated as of the date hereof, with respect to the Noteholders and Donald J. Trump.

6.             Non-Assignability.  This Agreement shall not be assignable without the prior written consent of the non-assigning party.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

7.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware.

8.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements related thereto.

9.             Amendments and Waivers.  Neither this Agreement nor any of the terms hereof may be terminated, amended or waived orally, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment or waiver is sought. The performance or observance of any provision of this Agreement may be waived in whole or in part and any period of time relating to such performance or observance may be extended from time to time, as agreed by the parties hereto.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.                                 Termination.  This Agreement will terminate upon the earliest of (a) termination or expiration of the Exclusivity Period in accordance with the terms hereof, (b) execution by the parties of definitive agreements with respect to a Transaction or (c) such earlier date as may be agreed upon by the parties hereto.  Notwithstanding the foregoing, in the event this Agreement is terminated, the parties hereto agree that the provisions of Sections 3, 4, 6, 7, and 11 hereof shall survive any such termination and shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

TRUMP HOTELS & CASINO RESORTS, INC.

By:
Name:
Its:

DLJ MERCHANT BANKING PARTNERS III, L.P.

By: DLJ Merchant Banking III, Inc., its Managing General Partner

By:
Name:
Its:

EXHIBIT A: TERM SHEET

[See Exhibit A to the Form of the Restructuring Support Agreement attached as Exhibit 99.1 hereto]